The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement, product supplement and underlying supplement do not constitute an offer to sell the securities and we are not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated September 24, 2024

PRICING SUPPLEMENT dated September   , 2024

(To the Prospectus dated May 23, 2022,

the Prospectus Supplement dated June 27, 2022,

the Product Supplement No. WF-1 dated October 17, 2022 and the Underlying Supplement dated June 27, 2022)

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-265158
Barclays Bank PLC Global Medium-Term Notes, Series A

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due October 5, 2028

■	Linked to the lowest performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF (each referred to as a “Market Measure”)

■	Unlike ordinary debt securities, the securities do not pay interest, do not repay a fixed amount of principal at stated maturity and are subject to potential automatic call upon the terms described below. Whether the securities are automatically called for a fixed call premium and, if the securities are not automatically called, whether you are repaid the principal amount of your securities at stated maturity will depend in each case on the closing value of the lowest performing Market Measure on the relevant call date. The lowest performing Market Measure on any call date is the Market Measure that has the lowest performance factor on that call date, calculated for each Market Measure as the closing value of that Market Measure on that call date divided by its starting value.

■	Automatic Call. If the closing value of the lowest performing Market Measure on any call date, including October 2, 2028 (the “final calculation day”), is greater than or equal to its starting value, the securities will be automatically called for the principal amount plus the call premium applicable to the relevant call date. The call premium applicable to each call date will be a percentage of the principal amount that increases for each call date based on a simple (non-compounding) return of at least approximately 10.05% per annum (to be determined on the pricing date). Please see “Terms of the Securities—Call Dates and Call Premiums” below for the call dates and call premiums.

■	Potential Loss of Principal. If the securities are not automatically called, you will receive the principal amount at stated maturity if the closing value of the lowest performing Market Measure on the final calculation day is greater than or equal to its threshold value. If the closing value of the lowest performing Market Measure on the final calculation day is less than its threshold value, you will lose more than 37%, and possibly all, of the principal amount of your securities.

■	The threshold value of each Market Measure is equal to 63% of its starting value.

■	Any positive return on the securities will be limited to the applicable call premium, even if the closing value of the lowest performing Market Measure on the applicable call date significantly exceeds its starting value. You will not participate in any appreciation of either Market Measure.

■	Your return on the securities will depend solely on the performance of the Market Measure that is the lowest performing Market Measure on each call date. You will not benefit in any way from the performance of the better performing Market Measure. Therefore, you will be adversely affected if either Market Measure performs poorly, even if the other Market Measure performs favorably.

■	Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PPS-7 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

■	No periodic interest payments or dividends

■	No exchange listing; designed to be held to maturity

See “Additional Information about the Issuer and the Securities” on page PPS-5 of this pricing supplement. The securities will have the terms specified in the prospectus dated May 23, 2022, the prospectus supplement dated June 27, 2022, the product supplement no. WF-1 dated October 17, 2022 and the underlying supplement dated June 27, 2022, as supplemented or superseded by this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” on page PPS-11 herein, “Risk Factors” beginning on page PS-3 of the product supplement and “Risk Factors” beginning on page S-9 of the prospectus supplement.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PPS-7 of this pricing supplement.

	Original Offering Price(1)	Agent Discount(2), (3)	Proceeds to Barclays Bank PLC
Per Security	$1,000.00	$25.75	$974.25
Total
(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is expected to be between $924.10 and $954.10 per security. The estimated value is expected to be less than the original offering price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PPS-6 of this pricing supplement.

(2)	Wells Fargo Securities, LLC (“WFS”) and Barclays Capital Inc. are the agents for the distribution of the securities and are acting as principal. The agent will receive an underwriting discount of up to $25.75 per security. Barclays Capital Inc. will sell the securities to WFS at the original offering price of the securities less a concession not in excess of $25.75 per security. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $20.00 per security. In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA. See “Terms of the Securities—Supplemental Plan of Distribution” in this pricing supplement for further information.

(3)	In respect of certain securities sold in this offering, Barclays Capital Inc. may pay a fee of up to $3.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities	Barclays Capital Inc.

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due October 5, 2028

Terms of the Securities

Issuer:	Barclays Bank PLC
The Russell 2000® Index (the “RTY Index”) and the iShares® 20+ Year Treasury Bond ETF (the “TLT Fund”) (each referred to as a “Market Measure,” and collectively as the “Market Measures”). The RTY Index is sometimes referred to herein as the “Index” and the TLT Fund is sometimes referred to herein as the “Fund.”
Market Measures[1,2]:	Market Measure	Bloomberg Ticker Symbol	Starting Value(a)	Threshold Value(b)
	RTY Index	RTY<Index>
	TLT Fund	TLT<Equity>	$	$
(a) With respect to each Market Measure, the closing value of that Market Measure on the pricing date
(b) With respect to each Market Measure, 63% of its starting value
Pricing Date:	September 30, 2024
Issue Date:	October 3, 2024
Stated Maturity Date[3]:	October 5, 2028
Principal Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a principal amount of $1,000.
Automatic Call:

If the closing value of the lowest performing Market Measure on any call date is greater than or equal to its starting value, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the principal amount plus the call premium applicable to the relevant call date.

Any positive return on the securities will be limited to the applicable call premium, even if the closing value of the lowest performing Market Measure on the applicable call date significantly exceeds its starting value. You will not participate in any appreciation of either Market Measure.

If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after that call settlement date. You will not receive any notice from us if the securities are automatically called.

The call premium applicable to each call date will be a percentage of the principal amount that increases for each call date based on a simple (non-compounding) return of at least approximately 10.05% per annum (to be determined on the pricing date).

The actual call premium and payment per security upon an automatic call that is applicable to each call date will be determined on the pricing date and will not be less than the values specified in the table below.

Call Dates and Call Premiums[3]:	Call Date	Call Premium	Payment per Security upon an Automatic Call
	October 3, 2025	At least 10.0500% of the principal amount	At least $1,100.500
	November 3, 2025	At least 10.8875% of the principal amount	At least $1,108.875
	December 3, 2025	At least 11.7250% of the principal amount	At least $1,117.250
	January 5, 2026	At least 12.5625% of the principal amount	At least $1,125.625
	February 3, 2026	At least 13.4000% of the principal amount	At least $1,134.000
	March 3, 2026	At least 14.2375% of the principal amount	At least $1,142.375
	April 6, 2026	At least 15.0750% of the principal amount	At least $1,150.750
	May 4, 2026	At least 15.9125% of the principal amount	At least $1,159.125
	June 3, 2026	At least 16.7500% of the principal amount	At least $1,167.500
	July 6, 2026	At least 17.5875% of the principal amount	At least $1,175.875
	August 3, 2026	At least 18.4250% of the principal amount	At least $1,184.250
	September 3, 2026	At least 19.2625% of the principal amount	At least $1,192.625
	October 5, 2026	At least 20.1000% of the principal amount	At least $1,201.000
	November 3, 2026	At least 20.9375% of the principal amount	At least $1,209.375
	December 3, 2026	At least 21.7750% of the principal amount	At least $1,217.750
	January 4, 2027	At least 22.6125% of the principal amount	At least $1,226.125
	February 3, 2027	At least 23.4500% of the principal amount	At least $1,234.500
	March 3, 2027	At least 24.2875% of the principal amount	At least $1,242.875
	April 5, 2027	At least 25.1250% of the principal amount	At least $1,251.250

PPS-2

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due October 5, 2028

May 3, 2027	At least 25.9625% of the principal amount	At least $1,259.625
June 3, 2027	At least 26.8000% of the principal amount	At least $1,268.000
July 6, 2027	At least 27.6375% of the principal amount	At least $1,276.375
August 3, 2027	At least 28.4750% of the principal amount	At least $1,284.750
September 3, 2027	At least 29.3125% of the principal amount	At least $1,293.125
October 4, 2027	At least 30.1500% of the principal amount	At least $1,301.500
November 3, 2027	At least 30.9875% of the principal amount	At least $1,309.875
December 3, 2027	At least 31.8250% of the principal amount	At least $1,318.250
January 3, 2028	At least 32.6625% of the principal amount	At least $1,326.625
February 3, 2028	At least 33.5000% of the principal amount	At least $1,335.000
March 3, 2028	At least 34.3375% of the principal amount	At least $1,343.375
April 3, 2028	At least 35.1750% of the principal amount	At least $1,351.750
May 3, 2028	At least 36.0125% of the principal amount	At least $1,360.125
June 5, 2028	At least 36.8500% of the principal amount	At least $1,368.500
July 3, 2028	At least 37.6875% of the principal amount	At least $1,376.875
August 3, 2028	At least 38.5250% of the principal amount	At least $1,385.250
September 5, 2028	At least 39.3625% of the principal amount	At least $1,393.625
October 2, 2028*	At least 40.2000% of the principal amount	At least $1,402.000
* We refer to October 2, 2028 as the “final calculation day.”
Call Settlement Date[3]:	Three business days after the applicable call date; provided that the call settlement date for the last call date, the final calculation day, is the stated maturity date
Maturity Payment Amount:

If the securities are not automatically called, you will be entitled to receive on the stated maturity date a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:

•

if the ending value of the lowest performing Market Measure on the final calculation day is less than its starting value but greater than or equal to its threshold value: $1,000; or

•

if the ending value of the lowest performing Market Measure on the final calculation day is less than its threshold value:

$1,000 × performance factor of the lowest performing Market Measure on the final calculation day

If the securities are not automatically called and the ending value of the lowest performing Market Measure on the final calculation day is less than its threshold value, you will lose more than 37%, and possibly all, of the principal amount of your securities at stated maturity.

Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities.

Lowest Performing Market Measure:	For any call date, the “lowest performing Market Measure” will be the Market Measure with the lowest performance factor on that call date.
Performance Factor:	With respect to a Market Measure on any call date, its closing value on that call date divided by its starting value.
Closing Value[1,2]:	With respect to the Index on any call date, its closing level on that call date; and with respect to the Fund on any call date, its fund closing price on that call date.
Closing Level[1]:	“Closing level” has the meaning set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Certain Definitions” in the product supplement.
Fund Closing Price[2]:	“Fund closing price” has the meaning set forth under “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Certain Definitions” in the product supplement. The fund closing price of the Fund is subject to adjustment through the adjustment factor as described in the product supplement.
Ending Value[2]:	The “ending value” of a Market Measure will be its closing value on the final calculation day.
Additional Terms:	Terms used in this pricing supplement, but not defined herein, will have the meanings ascribed to them in the product supplement, provided that terms used in this pricing supplement, but not defined herein or in the product supplement, will have the meanings ascribed to them in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC

PPS-3

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due October 5, 2028

Tax Considerations:	For a discussion of the tax considerations relating to ownership and disposition of the securities, see “Tax Considerations.”
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP / ISIN:	06745Y3K6 / US06745Y3K65
Supplemental Plan of Distribution:

Wells Fargo Securities, LLC (“WFS”) and Barclays Capital Inc. will act as agents for the securities. The agent will receive an underwriting discount of up to $25.75 per security. Barclays Capital Inc. will sell the securities to WFS at the original offering price of the securities less a concession not in excess of $25.75 per security. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $20.00 per security. In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, Barclays may pay a fee of up to $3.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Barclays Bank PLC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties in connection with the sale of the securities. If WFS, Barclays Capital Inc. or an affiliate of either agent participating as a dealer in the distribution of the securities conducts hedging activities for Barclays Bank PLC in connection with the securities, such agent or participating dealer will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you. This additional projected profit may create a further incentive for the agents or participating dealers to sell the securities to you.

We expect that delivery of the securities will be made against payment for the securities on the issue date, which is more than one business day following the pricing date. Notwithstanding anything to the contrary in the accompanying prospectus supplement, under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, effective May 28, 2024, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisor.

1 If the Index is discontinued or if the sponsor of the Index fails to publish the Index, the calculation agent may select a successor index or, if no successor index is available, will calculate the value to be used as the closing level of the Index. In addition, the calculation agent will calculate the value to be used as the closing level of the Index in the event of certain changes in or modifications to the Index. For more information, see “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Adjustments to an Index” and “—Discontinuance of an Index” in the accompanying product supplement.

2 If the shares of the Fund are de-listed or if the Fund is liquidated or otherwise terminated, the calculation agent may select a successor fund or, if no successor fund is available, will calculate the value to be used as the fund closing price of the Fund. In addition, in the case of certain events related to the Fund, the calculation agent may adjust any variable, including but not limited to, the starting value, ending value, threshold value and fund closing price of the Fund if the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the Fund. For more information, see “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement.

3 If any call date is not a trading day with respect to either Market Measure, that call date for each Market Measure will be postponed to the next succeeding day that is a trading day with respect to each Market Measure. A call date will also be postponed for either Market Measure if a market disruption event occurs with respect to that Market Measure on that call date as described under “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” in the accompanying product supplement. In addition, the stated maturity date will be postponed if that day is not a business day or if the final calculation day is postponed as described under “General Terms of the Securities—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each call date is a “calculation day.”

PPS-4

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due October 5, 2028

Additional Information about the Issuer and the Securities

You should read this pricing supplement together with the prospectus dated May 23, 2022, as supplemented by the prospectus supplement dated June 27, 2022 relating to our Global Medium-Term Notes, Series A, of which these securities are a part, the product supplement no. WF-1 dated October 17, 2022 and the underlying supplement dated June 27, 2022. This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

To the extent the information or terms in this pricing supplement are different from or inconsistent with the information or terms in the prospectus, prospectus supplement, product supplement or underlying supplement, the information and terms in this pricing supplement will control. To the extent the information or terms in the product supplement are different from or inconsistent with the information or terms in the prospectus or prospectus supplement, the information and terms in the product supplement will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 23, 2022: http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm

•	Prospectus Supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm

•	Product Supplement No. WF-1 dated October 17, 2022: https://www.sec.gov/Archives/edgar/data/312070/000095010322017881/dp182509_424b2-wf1.htm

•	Underlying Supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011304/dp169384_424b2-underl.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

PPS-5

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due October 5, 2028

Additional Information Regarding Our Estimated Value of the Securities

The final terms for the securities will be determined on the date the securities are initially priced for sale to the public (the “pricing date”) based on prevailing market conditions on or prior to the pricing date and will be communicated to investors orally and/or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is expected to be less than the original offering price of the securities. The difference between the original offering price of the securities and our estimated value of the securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately four months after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the securities and/or any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-11 of this pricing supplement.

You may revoke your offer to purchase the securities at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their pricing date. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS-6

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due October 5, 2028

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the securities such shares, securities or obligations); (iii) the cancellation of the securities and/or (iv) the amendment or alteration of the maturity of the securities, or amendment of the amount of interest or any other amounts due on the securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the securities further acknowledges and agrees that the rights of the holders or beneficial owners of the securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

PPS-7

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due October 5, 2028

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for you if all of the following statements are true:

•	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You anticipate that the closing value of the lowest performing Market Measure will be greater than or equal to its starting value on one of the call dates.

•	You do not anticipate that the ending value of the lowest performing Market Measure on the final calculation day will be less than its threshold value, and you are willing and able to accept the risk that, if it is, you will lose more than 37%, and possibly all, of the principal amount of your securities at stated maturity.

•	You are willing and able to accept the individual market risk of each Market Measure and you understand that poor performance by either Market Measure over the term of the securities may negatively affect your return and will not be offset or mitigated by any positive performance by the other Market Measure.

•	You are willing and able to forgo participation in any appreciation of either Market Measure, and you understand that any return on your investment will be limited to any call premium that may be payable on the securities.

•	You are willing and able to accept the risks associated with an investment linked to the performance of the lowest performing Market Measure, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Fund or the securities composing or held by the Market Measures, nor will you have any voting rights with respect to the Fund or the securities composing or held by the Market Measures.

•	You are willing and able to accept the risk that the securities may be automatically called prior to stated maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the securities to stated maturity if the securities are not automatically called.

•	You are willing and able to assume our credit risk for all payments on the securities.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The securities may not be an appropriate investment for you if any of the following statements are true:

•	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You seek an investment that provides for the full repayment of principal at stated maturity.

•	You anticipate that the closing value of the lowest performing Market Measure will be less than its starting value on each call date.

•	You anticipate that the ending value of the lowest performing Market Measure on the final calculation day will be less than its threshold value, or you are unwilling or unable to accept the risk that, if it is, you will lose more than 37%, and possibly all, of the principal amount of your securities at stated maturity.

•	You are unwilling or unable to accept the individual market risk of each Market Measure or the risk that poor performance by either Market Measure over the term of the securities may negatively affect your return and will not be offset or mitigated by any positive performance by the other Market Measure.

•	You seek exposure to any upside performance of the Market Measures or you seek an investment with a return that is not limited to any call premium that may be payable on the securities.

•	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the lowest performing Market Measure, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the Fund or the securities composing or held by the Market Measures.

PPS-8

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due October 5, 2028

•	You are unwilling or unable to accept the risk that the securities may be automatically called prior to stated maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the securities to stated maturity if they are not automatically called.

•	You are unwilling or unable to assume our credit risk for all payments on the securities.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” beginning on page PPS-11 of this pricing supplement and the “Risk Factors” beginning on page PS-3 of the accompanying product supplement and the “Risk Factors” beginning on page S-9 of the accompanying prospectus supplement for risks related to an investment in the securities. For more information about the Market Measures, please see the sections titled “The Russell 2000® Index” and “The iShares® 20+ Year Treasury Bond ETF” below.

PPS-9

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due October 5, 2028

Determining Payment on a Call Settlement Date and at Maturity

On each call settlement date, whether the securities are automatically called and whether you receive a call premium will each be determined based on the closing value of the lowest performing Market Measure on the related call date.

Step 1: Determine which Market Measure is the lowest performing Market Measure on the relevant call date. The lowest performing Market Measure on any call date is the Market Measure that has the lowest performance factor on that call date, calculated for each Market Measure as the closing value of that Market Measure on that call date divided by its starting value.

Step 2: Determine if the securities are automatically called and whether a call premium is paid on the applicable call settlement date, based on the closing value of the lowest performing Market Measure on the relevant call date, as follows:

On the stated maturity date, if the securities have not been automatically called, you will receive a cash payment per security calculated as described below.

Step 1: Determine which Index is the lowest performing Market Measure on the final calculation day. The lowest performing Market Measure on the final calculation day is the Market Measure that has the lowest performance factor on the final calculation day, calculated for each Market Measure as its ending value divided by its starting value.

Step 2: Calculate the maturity payment amount based on the ending value of the lowest performing Market Measure on the final calculation day, as follows:

PPS-10

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due October 5, 2028

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in any or all of the Market Measures, the securities held by the Fund or composing the underlying index (as defined under “iShares® 20+ Year Treasury Bond ETF” below) or the securities composing the Index. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” sections of the product supplement and prospectus supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating to the Securities Generally

•	If The Securities Are Not Automatically Called, You May Lose Some Or All Of The Principal Amount Of Your Securities At Stated Maturity — We will not repay you a fixed amount on your securities at stated maturity. If the securities are not automatically called, you will receive a maturity payment amount that will be equal to or less than the principal amount, depending on the ending value of the lowest performing Market Measure on the final calculation day.

If the ending value of the lowest performing Market Measure on the final calculation day is less than its threshold value, the maturity payment amount will be less than the principal amount and you will have full downside exposure to the decrease in the value of the lowest performing Market Measure from its starting value. The threshold value for each Market Measure is 63% of its starting value. For example, if the securities are not automatically called and the lowest performing Market Measure on the final calculation day has declined by 37.1% from its starting value to its ending value, you will not receive any benefit of the contingent downside protection feature and you will lose 37.1% of the principal amount. As a result, you will not receive any protection if the value of the lowest performing Market Measure on the final calculation day declines significantly and you may lose some, and possibly all, of the principal amount of your securities at stated maturity, even if the value of the lowest performing Market Measure is greater than or equal to its starting value or its threshold value at certain times during the term of the securities.

•	Your Return Will Be Limited To The Applicable Call Premium And May Be Lower Than The Return On A Direct Investment In The Securities Composing Any Or All Of The Market Measures — You will not participate in the possible increases in the value of the lowest performing Market Measure through an investment in the securities. Any positive return on the securities will not exceed the applicable call premium, regardless of any increase in the value of the lowest performing Market Measure, which may be significant. Furthermore, if the securities are called on an earlier call date, you will receive a lower call premium than if the securities were called on a later call date, and accordingly, if the securities are called on one of the earlier call dates, you will not receive the highest potential call premium.

•	No Periodic Interest Will Be Paid On The Securities — No periodic payments of interest will be made on the securities.

•	The Securities Are Subject To The Full Risks Of Each Market Measure And Will Be Negatively Affected If Either Market Measure Performs Poorly, Even If The Other Market Measure Performs Favorably — You are subject to the full risks of each Market Measure. If either Market Measure performs poorly, you will be negatively affected, even if the other Market Measure performs favorably. The securities are not linked to a basket composed of the Market Measures, where the better performance of one Market Measure could offset the poor performance of the other Market Measure. Instead, you are subject to the full risks of whichever Market Measure is the lowest performing Market Measure on each call date. As a result, the securities are riskier than an alternative investment linked to only one of the Market Measures or linked to a basket composed of both Market Measures. You should not invest in the securities unless you understand and are willing to accept the full downside risks of each Market Measure.

•	You May Be Fully Exposed To The Decline In The Lowest Performing Market Measure On The Final Calculation Day From Its Starting Value, But Will Not Participate In Any Positive Performance Of Either Market Measure — Even though you will be fully exposed to a decline in the value of the lowest performing Market Measure on the final calculation day if the securities are not automatically called and the ending value of the lowest performing Market Measure on the final calculation day is below its threshold value, you will not participate in any increase in the value of either Market Measure over the term of the securities. Your maximum possible return on the securities will be limited to any call premium you may receive. Consequently, your return on the securities may be significantly less than the return you could achieve on an alternative investment that provides for participation in an increase in the value of either or both of the Market Measures.

•	Your Return On The Securities Will Depend Solely On The Performance Of The Market Measure That Is The Lowest Performing Market Measure On Each Call Date, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Market Measure — Your return on the securities will depend solely on the performance of the Market Measure that is the lowest performing Market Measure on each call date. Although it is necessary for each Market Measure to close at or above its respective starting value on the relevant call date in order for you to receive a call premium or, if the securities are not called, at or above its respective threshold value on the final calculation day in order for you to be repaid the principal amount of your securities at maturity, you will not benefit in any way from the performance of the better performing Market Measure. The securities may underperform an alternative investment linked to a basket composed of the Market Measures, since in such case the performance

PPS-11

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due October 5, 2028

of the better performing Market Measure would be blended with the performance of the lowest performing Market Measure, resulting in a better return than the return of the lowest performing Market Measure alone.

•	Higher Call Premium Rates Are Associated With Greater Risk — The securities offer call premiums at a higher rate, if paid, than the fixed rate we would pay on conventional debt securities of the same maturity. These higher potential call premiums are associated with greater levels of expected risk as of the pricing date as compared to conventional debt securities, including the risk that you may not receive a call premium on any call settlement date and the risk that you may lose a substantial portion, and possibly all, of the principal amount at maturity. The volatility of the Market Measures and the correlation between the Market Measures are important factors affecting this risk. Volatility is a measure of the degree of variation in the values of the Market Measures over a period of time. Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market. The correlation of a pair of Market Measures represents a statistical measurement of the degree to which the returns of those Market Measures are similar to each other over a given period in terms of timing and direction. Greater expected volatility of the Market Measures or lower expected correlation between the Market Measures as of the pricing date may result in higher call premiums, but it also represents a greater expected likelihood as of the pricing date that the closing value of at least one Market Measure will be less than its starting value on each call date, such that you will not receive any call premium during the term of the securities, and that the closing value of at least one Market Measure will be less than its threshold value on the final calculation day, such that you will lose a substantial portion, and possibly all, of the principal amount at maturity. In general, the higher the call premiums are relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that you will not receive any call premium during the term of the securities and that you will lose a substantial portion, and possibly all, of the principal amount at maturity.

•	You Will Be Subject To Reinvestment Risk — If your securities are automatically called, the term of the securities may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.

•	You Will Be Subject To Risks Resulting From The Relationship Between The Market Measures — The correlation of a pair of Market Measures represents a statistical measurement of the degree to which the returns of those Market Measures are similar to each other over a given period in terms of timing and direction. By investing in the securities, you assume the risk that the returns of the Market Measures will not be correlated. The less correlated the Market Measures, the more likely it is that any one of the Market Measures will be performing poorly at any time over the term of the securities. All that is necessary for the securities to perform poorly is for one of the Market Measures to perform poorly; the performance of the better performing Market Measure is not relevant to your return on the securities. It is impossible to predict what the relationship between the Market Measures will be over the term of the securities. The Market Measures may represent different equity markets, and those equity markets may not perform similarly over the term of the securities.

•	Any Payment On The Securities Will Be Determined Based On The Closing Values Of The Market Measures On The Dates Specified — Any payment on the securities will be determined based on the closing values of the Market Measures on the dates specified. You will not benefit from any more favorable values of the Market Measures determined at any other time.

•	Owning The Securities Is Not The Same As Owning The Fund Or The Securities Composing Or Held By Either Or Both Of The Market Measures — The return on your securities may not reflect the return you would realize if you actually owned the Fund or the securities composing or held by either or both of the Market Measures. For instance, as a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or any other rights that holders of the Fund or the securities composing or held by any Market Measure would have.

•	The Payment at Maturity Will Be Determined, in Part, by Reference to the Price Performance of the Fund—The amount of the payment at maturity on the securities is based, in part, on the price performance of the Fund, which does not include dividends or other distributions on the Fund or the securities held by the Fund. The magnitude of this lost dividend or distribution yield may be particularly significant. The Fund is a bond fund and, as with any bond fund, distributions of interest payments on the bonds held by the Fund would be expected to make up a significant portion of the overall yield on a direct investment in the Fund. The securities will not reflect distributions of interest payments on the bonds held by the Fund and, therefore, will not reflect the interest component of the yield on the Fund. As a result, the performance of the Fund as measured for purposes of the securities may be significantly less than the return that a direct investor in the Fund would realize.

•	No Assurance That The Investment View Implicit In The Securities Will Be Successful — It is impossible to predict whether and the extent to which the value of each Market Measure will rise or fall. There can be no assurance that the value of either Market Measure will not close below its starting value on each call date or, if the securities are not called, below its threshold value on the final calculation day. The value of either Market Measure will be influenced by complex and interrelated political, economic, financial and other factors that affect that Market Measure and the securities composing or held by that Market Measure. You should be willing to accept the downside risks associated with equities in general and each Market Measure in particular, and the risk of losing a significant portion or all of the principal amount.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from

PPS-12

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due October 5, 2028

the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts, as described below under “Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of the ownership and disposition of the securities could be materially and adversely affected.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Issuer

•	The Securities Are Subject To The Credit Risk Of Barclays Bank PLC — The securities are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the securities.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority — Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the securities losing all or a part of the value of your investment in the securities or receiving a different security from the securities, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Market Measures

•	The Securities Are Subject To Small-Capitalization Companies Risk With Respect To The Index — The Index tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

•	Certain Features Of The Fund Will Impact The Value Of The Securities — The performance of the Fund will not fully replicate the performance of the underlying index, and the Fund may hold securities or other assets not included in the underlying index. The value of the Fund is subject to:

•	Management risk. This is the risk that the investment strategy for the Fund, the implementation of which is subject to a number of constraints, may not produce the intended results. The Fund’s investment adviser may have the right to use a

PPS-13

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due October 5, 2028

portion of the Fund’s assets to invest in securities that are not included in the underlying index. The Fund is not actively managed, and the Fund’s investment adviser will generally not attempt to take defensive positions in declining markets.

•	Derivatives risk. The Fund may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Fund’s losses may be greater than if the Fund invested only in conventional securities.

•	Transaction costs and fees. Unlike the underlying index, the Fund will reflect transaction costs and fees that will reduce its performance relative to the underlying index.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the factors described above. In addition, the Fund may diverge significantly from the performance of the underlying index due to differences in trading hours between the Fund and the securities composing the underlying index or other circumstances. During periods of market volatility, the component securities held by the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of the Fund may vary substantially from the net asset value per share of the Fund. Because the securities are linked to the performance of the Fund and not the underlying index, the return on your securities may be less than that of an alternative investment linked directly to the underlying index.

•	Adjustments To The Fund Or The Underlying Index Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity — The investment adviser of the Fund (the “fund sponsor”) may add, delete or substitute the component securities held by the Fund or make changes to its investment strategy, and the sponsor of the underlying index may add, delete, substitute or adjust the securities composing the underlying index or make other methodological changes to the underlying index that could affect its performance. In addition, if the shares of the Fund are de-listed or if the Fund is liquidated or otherwise terminated, the calculation agent may select a successor fund that the calculation agent determines to be comparable to the Fund or, if no successor fund is available, the calculation agent will calculate the value to be used as the fund closing price of the Fund. Any of these actions could adversely affect the value of the Fund and, consequently, the value of the securities. See “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation—Liquidation Events” in the product supplement.

•	The Securities Are Subject To Significant Risks Associated With Fixed-Income Securities, Including Interest Rate-Related Risks — The Fund attempts to track the performance of an index composed of U.S. Treasury bonds. Investing in securities that provide exposure to the Fund, which primarily holds bonds, differs significantly from investing directly in bonds to be held to maturity, as the value of the Fund changes, at times significantly, during each trading day based upon the current market prices of the underlying bonds. The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the duration of the underlying bonds, the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the U.S. government.

In general, fixed-income instruments are significantly affected by changes in current market interest rates. As interest rates rise, the prices of fixed-income instruments are likely to decrease, and as interest rates fall, the prices of fixed-income securities are likely to increase. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. As a result, rising interest rates may cause the value of the long-dated bonds underlying the Fund to decline, possibly significantly, which would adversely affect the value of the securities. Interest rates are subject to volatility due to a variety of factors, including:

•	sentiment regarding underlying strength or weakness in the U.S. economy and global economies;

•	expectations regarding the level of price inflation;

•	sentiment regarding credit quality in the U.S. and global credit markets;

•	Federal Reserve policies regarding interest rates; and

•	the performance of U.S. and foreign capital markets.

•	The Securities Are Subject to Significant Risks Associated With Fixed-Income Securities, Including Credit Risk — The Fund attempts to track the performance of an index composed of U.S. Treasury bonds. The prices of the bonds underlying the Fund are significantly influenced by the creditworthiness of the U.S. government. The bonds underlying the Fund may have their credit ratings downgraded, or their credit spreads may widen significantly. Following a ratings downgrade or the widening of credit spreads, the bonds underlying the Fund may suffer significant and rapid price declines. There can be no assurance that some or all of the factors that contributed to that credit crisis will not depress the price, perhaps significantly, of the bonds underlying the Fund, which would adversely affect the value of the securities.

PPS-14

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due October 5, 2028

•	The Value Of The Securities May Be Influenced By Unpredictable Changes In The Markets And Economies Of The U.S. — The value of the Fund, which attempts to track the performance of an index composed of U.S. Treasury bonds, may be influenced by unpredictable changes, or expectations of changes, in the U.S. market. Changes in the U.S. government that may influence the value of the securities include:

•	economic performance, including any financial or economic crises and changes in the gross domestic product, the principal sectors, inflation, employment and labor, and prevailing prices and wages;

•	the monetary system, including the monetary policy, the exchange rate policy, the economic and tax policies, banking regulation, credit allocation and exchange controls;

•	the external sector, including the amount and types of foreign trade, the geographic distribution of trade, the balance of payments, and reserves and exchange rates;

•	public finance, including the budget process, any entry into or termination of any economic or monetary agreement or union, the prevailing accounting methodology, the measures of fiscal balance, revenues and expenditures, and any government enterprise or privatization program; and

•	public debt, including external debt, debt service and the debt record.

These factors interrelate in complex ways, and the effect of one factor on the market value of the bonds underlying the Fund may offset or enhance the effect of another factor. Changes in the value of the Fund may adversely affect any payment on the securities.

•	Anti-dilution Protection Is Limited, And The Calculation Agent Has Discretion To Make Anti-dilution Adjustments With Respect To The Fund — The calculation agent may in its sole discretion make adjustments affecting the amounts payable on the securities upon the occurrence of certain events with a view to preserving the relative investment risks of the securities. However, the calculation agent might not make such adjustments in response to all events that could affect the shares of the Fund. The occurrence of any such event and any adjustment made by the calculation agent (or a determination by the calculation agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the securities. See “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the product supplement.

•	The Index Reflects The Price Return Of The Securities Composing The Index, Not The Total Return — The return on the securities is based in part on the performance of the Index, which reflects changes in the market prices of the securities composing the Index. The Index is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the applicable Index. Accordingly, the return on the securities will not include such a total return feature.

•	We Cannot Control Actions Of Any Of The Unaffiliated Companies Whose Securities Are Included As Components Of The Index — Actions by any company whose securities are components of the Index may have an adverse effect on the price of its security, the closing value of the Index on any call date, the ending value of the Index and the value of the securities. These unaffiliated companies will not be involved in the offering of the securities and will have no obligations with respect to the securities, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the securities and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the securities to be issued. These companies will not be involved with the administration, marketing or trading of the securities and will have no obligations with respect to any amounts to be paid to you on the securities.

•	We And Our Affiliates Have No Affiliation With Any Index Sponsor, The Fund Sponsor Or The Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information — We, our affiliates and WFS and its affiliates are not affiliated in any way with any Index sponsor, the Fund sponsor or the underlying index sponsor (collectively, the “sponsors”) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the management or calculation of the applicable Market Measure or the underlying index. We have derived the information about the sponsors, the Market Measures and the underlying index contained in this pricing supplement and the accompanying underlying supplement from publicly available information, without independent verification. You, as an investor in the securities, should make your own investigation into each Market Measure, the underlying index and the sponsors. The sponsors will not be involved in the offering of the securities made hereby in any way, and the sponsors do not have any obligation to consider your interests as an owner of the securities in taking any actions that might affect the value of the securities.

•	Adjustments To The Index Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity — The sponsor of the Index (the “index sponsor”) may add, delete, substitute or adjust the securities composing the Index or make other methodological changes to the Index that could affect its performance. The calculation agent will calculate the value to be used as the closing level of the Index in the event of certain material changes in or modifications to the Index. In addition, the index sponsor may also discontinue or suspend calculation or publication of the Index at any time. Under these circumstances, the calculation agent may select a successor index that the calculation agent determines to be comparable to the Index or, if no successor index is available, the calculation agent will determine the value to be used as the closing level of the Index. Any of these actions could adversely affect the level of the Index and, consequently, the value of the securities. See “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Adjustments to an Index” and “—Discontinuance of an Index” in the accompanying product supplement.

PPS-15

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due October 5, 2028

•	The Historical Performance Of The Market Measures Is Not An Indication Of Their Future Performance — The historical performance of the Market Measures should not be taken as an indication of the future performance of the Market Measures. It is impossible to predict whether the closing values of the Market Measures will fall or rise during the term of the securities, in particular in the environment in the last several years, which has been characterized by volatility across a wide range of asset classes. Past fluctuations and trends in the values of the Market Measures are not necessarily indicative of fluctuations or trends that may occur in the future.

Risks Relating to Conflicts of Interest

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., WFS Or Their Respective Affiliates — Barclays Capital Inc., WFS or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the securities or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., WFA or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of each Market Measure and the merits of investing in the securities.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Securities In Various Ways And Create Conflicts Of Interest — We, our affiliates, WFS and any dealer participating in the distribution of the securities (a “participating dealer”) may play a variety of roles in connection with the issuance of the securities, as described below. In performing these roles, our economic interests and the economic interests of our affiliates, WFS and any participating dealer are potentially adverse to your interests as an investor in the securities.

In connection with our normal business activities and in connection with hedging our obligations under the securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Market Measures or their components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the securities. Participating dealers may also engage in such activities that may negatively impact the value of the securities.

In addition, the role played by Barclays Capital Inc., as the agent for the securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell the securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession and/or any fee that the participating dealer realizes for the sale of the securities to you. This additional projected profit may create a further incentive for the participating dealer to sell the securities to you.

In addition to the activities described above, Barclays Bank PLC will also act as the calculation agent for the securities. As calculation agent, we will determine any values of the Market Measures and make any other determinations necessary to calculate any payments on the securities. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of a Market Measure is to be determined; if the shares of the Fund are de-listed or if the Fund is liquidated or otherwise terminated, selecting a successor fund or, if no successor fund is available, determining any value necessary to calculate any payments on the securities; determining whether to adjust any variable described herein in the case of certain events related to the Fund that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the shares of the Fund; if the Index is discontinued or if the sponsor of the Index fails to publish the Index, selecting a successor index or, if no successor index is available, determining any value necessary to calculate any payments on the securities; and calculating the level of the Index on any date of determination in the event of certain changes in or modifications to the Index. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the securities, and any of these determinations may adversely affect any payments on the securities. Absent manifest error, all determinations of the calculation agent will be final and binding, without any liability on the part of the calculation agent. You will not be entitled to any compensation from Barclays Bank PLC for any loss suffered as a result of any determinations made by the calculation agent with respect to the securities.

PPS-16

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due October 5, 2028

Risks Relating to the Estimated Value of the Securities and the Secondary Market

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop — The securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the securities but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways — Structured notes, including the securities, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the securities at issuance and their value in the secondary market. Accordingly, in addition to the values of the Market Measures on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Market Measures and the securities composing or held by the Market Measures;

•	correlation (or lack of correlation) of the Market Measures;

•	the time to maturity of the securities;

•	the market prices of, and dividend rates on, the Fund and the securities composing or held by the Market Measures;

•	interest and yield rates in the market generally;

•	supply and demand for the securities;

•	a variety of economic, financial, political, regulatory and judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value Of Your Securities Is Expected To Be Lower Than The Original Offering Price Of Your Securities — The estimated value of your securities on the pricing date is expected to be lower, and may be significantly lower, than the original offering price of your securities. The difference between the original offering price of your securities and the estimated value of the securities is expected as a result of certain factors, such as any sales commissions, selling concessions, discounts, commissions or fees expected to be allowed or paid to Barclays Capital Inc., another affiliate of ours, WFS or its affiliates or other non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

•	The Estimated Value Of Your Securities Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market — The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions — The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

•	The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Securities And May Be Lower Than The Estimated Value Of Your Securities — The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be

PPS-17

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due October 5, 2028

influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the original offering price of your securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the stated maturity date could result in a substantial loss to you.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Securities — Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

PPS-18

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due October 5, 2028

Hypothetical Examples and Returns

The payout profile, return tables and examples below illustrate hypothetical payments upon an automatic call or at stated maturity for a $1,000 principal amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. Terms used for purposes of these hypothetical examples do not represent the actual starting value, threshold value or ending value of either Market Measure. The actual amount you receive at stated maturity or upon automatic call will depend on the actual terms of the securities. You should not take these examples as an indication or assurance of the expected performance of the securities. These examples are for purposes of illustration only. The values used in the examples may have been rounded for ease of analysis. The examples below do not take into account any tax consequences from investing in the securities.

Hypothetical Call Premiums:	Call Date	Call Premium*
	1st call date	10.0500% of the principal amount
	2nd call date	10.8875% of the principal amount
	3rd call date	11.7250% of the principal amount
	4th call date	12.5625% of the principal amount
	5th call date	13.4000% of the principal amount
	6th call date	14.2375% of the principal amount
	7th call date	15.0750% of the principal amount
	8th call date	15.9125% of the principal amount
	9th call date	16.7500% of the principal amount
	10th call date	17.5875% of the principal amount
	11th call date	18.4250% of the principal amount
	12th call date	19.2625% of the principal amount
	13th call date	20.1000% of the principal amount
	14th call date	20.9375% of the principal amount
	15th call date	21.7750% of the principal amount
	16th call date	22.6125% of the principal amount
	17th call date	23.4500% of the principal amount
	18th call date	24.2875% of the principal amount
	19th call date	25.1250% of the principal amount
	20th call date	25.9625% of the principal amount
	21st call date	26.8000% of the principal amount
	22nd call date	27.6375% of the principal amount
	23rd call date	28.4750% of the principal amount
	24th call date	29.3125% of the principal amount
	25th call date	30.1500% of the principal amount
	26th call date	30.9875% of the principal amount
	27th call date	31.8250% of the principal amount
	28th call date	32.6625% of the principal amount
	29th call date	33.5000% of the principal amount
	30th call date	34.3375% of the principal amount
	31st call date	35.1750% of the principal amount
	32nd call date	36.0125% of the principal amount
	33rd call date	36.8500% of the principal amount
	34th call date	37.6875% of the principal amount
	35th call date	38.5250% of the principal amount
	36th call date	39.3625% of the principal amount
	37th call date	40.2000% of the principal amount
*Based on the minimum values specified for the call premiums
Hypothetical Starting Value:	For each Market Measure, 100.00
Hypothetical Threshold Value:	For each Market Measure, 63.00 (63% of its hypothetical starting value)

The hypothetical starting value of 100.00 for each Market Measure has been chosen for illustrative purposes only and does not represent the actual starting value for either Market Measure. The actual starting value and threshold value for each Market Measure will be determined on the pricing date and will be set forth under “Terms of the Securities” above. For historical closing values of the Market Measures, see the historical information set forth under the sections titled “The Russell 2000® Index” and “The iShares® 20+ Year Treasury Bond ETF” below. We cannot predict the closing value of the Market Measure on any day during the term of the securities, including on any call date.

PPS-19

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due October 5, 2028

Hypothetical Payout Profile*

*Not all call dates reflected; reflects only the first, eighteenth and final call dates for illustrative purposes only

Hypothetical Returns

If the securities are automatically called:

If the securities are automatically called, the following table illustrates, for hypothetical call premiums based on a simple (non-compounding) return of approximately 10.05% per annum (the minimum values specified for the call premiums) and each hypothetical call date on which the securities are automatically called, the hypothetical payment per security on the related call settlement date.

Hypothetical call date on which securities are automatically called	Hypothetical payment per security on related call settlement date
1st call date	$1,100.500
2nd call date	$1,108.875
3rd call date	$1,117.250
4th call date	$1,125.625
5th call date	$1,134.000
6th call date	$1,142.375
7th call date	$1,150.750
8th call date	$1,159.125
9th call date	$1,167.500
10th call date	$1,175.875
11th call date	$1,184.250
12th call date	$1,192.625

PPS-20

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due October 5, 2028

13th call date	$1,201.000
14th call date	$1,209.375
15th call date	$1,217.750
16th call date	$1,226.125
17th call date	$1,234.500
18th call date	$1,242.875
19th call date	$1,251.250
20th call date	$1,259.625
21st call date	$1,268.000
22nd call date	$1,276.375
23rd call date	$1,284.750
24th call date	$1,293.125
25th call date	$1,301.500
26th call date	$1,309.875
27th call date	$1,318.250
28th call date	$1,326.625
29th call date	$1,335.000
30th call date	$1,343.375
31st call date	$1,351.750
32nd call date	$1,360.125
33rd call date	$1,368.500
34th call date	$1,376.875
35th call date	$1,385.250
36th call date	$1,393.625
37th call date	$1,402.000

If the securities are not automatically called:

If the securities are not automatically called, the following table illustrates, for a range of hypothetical performance factors of the lowest performing Market Measure on the final calculation day, the hypothetical maturity payment amount payable at stated maturity per security. The performance factor of the lowest performing Market Measure on the final calculation day is calculated as its ending value divided by its starting value.

Hypothetical performance factor of lowest performing Market Measure on final calculation day	Hypothetical maturity payment amount per security
95.00%	$1,000.00
90.00%	$1,000.00
85.00%	$1,000.00
75.00%	$1,000.00
70.00%	$1,000.00
63.00%	$1,000.00
62.99%	$629.90
60.00%	$600.00
50.00%	$500.00
40.00%	$400.00
30.00%	$300.00
20.00%	$200.00
10.00%	$100.00
0.00%	$0.00

PPS-21

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due October 5, 2028

Hypothetical Examples of Payment upon an Automatic Call or at Stated Maturity

Example 1. The closing value of the lowest performing Market Measure on the first call date is greater than or equal to its starting value. As a result, the securities are automatically called on the first call date.

	RTY Index	TLT Fund
Hypothetical starting value:	100.000	$100.00
Hypothetical closing value on first call date:	140.000	$130.00
Performance factor on first call date (closing value on first call date divided by starting value):	140.00%	130.00%

Step 1: Determine which Market Measure is the lowest performing Market Measure on the first call date.

In this example, the TLT Fund has the lowest performance factor on the first call date and is, therefore, the lowest performing Market Measure on the first call date.

Step 2: Determine the payment upon automatic call.

Because the hypothetical closing value of the lowest performing Market Measure on the first call date is greater than or equal to its hypothetical starting value, the securities are automatically called on the first call date and you will receive on the related call settlement date the principal amount of your securities plus a call premium of 10.0500% of the principal amount. Even though the lowest performing Market Measure appreciated by 30.00% from its starting value to its closing value on the first call date in this example, your return is limited to the call premium of 10.0500% that is applicable to that call date.

On the call settlement date, you would receive $1,100.500 per security.

Example 2. The securities are not automatically called prior to the last call date (the final calculation day). The closing value of the lowest performing Market Measure on the final calculation day is greater than or equal to its starting value. As a result, the securities are automatically called on the final calculation day.

	RTY Index	TLT Fund
Hypothetical starting value:	100.000	$100.00
Hypothetical closing value on call dates prior to the final calculation day:	Various (at least one Market Measure below its starting value)
Hypothetical closing value on final calculation day:	110.000	$125.00
Performance factor on final calculation day (ending value divided by starting value):	110.00%	125.00%

Step 1: Determine which Market Measure is the lowest performing Market Measure on the final calculation day.

In this example, the RTY Index has the lowest performance factor on the final calculation day and is, therefore, the lowest performing Market Measure on the final calculation day.

Step 2: Determine the payment upon automatic call.

Because the hypothetical closing value of the lowest performing Market Measure on each call date prior to the last call date (which is the final calculation day) is less than its hypothetical starting value, the securities are not automatically called prior to the final calculation day. Because the hypothetical closing value of the lowest performing Market Measure on the final calculation day is greater than or equal to its starting value, the securities are automatically called on the final calculation day and you will receive on the related call settlement date (which is the stated maturity date) the principal amount of your securities plus a call premium of 40.2000% of the principal amount.

On the call settlement date (which is the stated maturity date), you would receive $1,402.000 per security.

Example 3. The securities are not automatically called prior to maturity. The ending value of the lowest performing Market Measure on the final calculation day is less than its starting value but greater than or equal to its threshold value, and the maturity payment amount is equal to the principal amount of your securities at maturity.

	RTY Index	TLT Fund
Hypothetical starting value:	100.000	$100.00
Hypothetical closing value on call dates prior to the final calculation day:	Various (at least one Market Measure below its starting value)
Hypothetical closing value on final calculation day:	90.000	$110.00
Hypothetical threshold value:	63.000	$63.00
Performance factor on final calculation day (ending value divided by starting value):	90.00%	110.00%

PPS-22

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due October 5, 2028

Step 1: Determine which Market Measure is the lowest performing Market Measure on the final calculation day.

In this example, the RTY Index has the lowest performance factor and is, therefore, the lowest performing Market Measure on the final calculation day.

Step 2: Determine the maturity payment amount based on the ending value of the lowest performing Market Measure on the final calculation day.

Because the hypothetical closing value of the lowest performing Market Measure on each call date (including the final calculation day) is less than its hypothetical starting value, the securities are not automatically called. Since the hypothetical ending value of the lowest performing Market Measure on the final calculation day is not less than its hypothetical threshold value, you would be repaid the principal amount of your securities at maturity.

On the stated maturity date, you would receive $1,000.00 per security.

Example 4. The securities are not automatically called prior to maturity. The ending value of the lowest performing Market Measure on the final calculation day is less than its threshold value, and the maturity payment amount is less than the principal amount of your securities at maturity.

	RTY Index	TLT Fund
Hypothetical starting value:	100.000	$100.00
Hypothetical closing value on call dates prior to the final calculation day:	Various (at least one Market Measure below its starting value)
Hypothetical closing value on final calculation day:	120.000	$45.00
Hypothetical threshold value:	63.000	$63.00
Performance factor on final calculation day (ending value divided by starting value):	120.00%	45.00%

Step 1: Determine which Market Measure is the lowest performing Market Measure on the final calculation day.

In this example, the TLT Fund has the lowest performance factor and is, therefore, the lowest performing Market Measure on the final calculation day.

Step 2: Determine the maturity payment amount based on the ending value of the lowest performing Market Measure on the final calculation day.

Because the hypothetical closing value of the lowest performing Market Measure on each call date (including the final calculation day) is less than its hypothetical starting value, the securities are not automatically called. Since the hypothetical ending value of the lowest performing Market Measure on the final calculation day is less than its hypothetical threshold value, you would lose a portion of the principal amount of your securities and receive the maturity payment amount equal to $450.00 per security, calculated as follows:

$1,000 × performance factor of the lowest performing Market Measure on the final calculation day

= $1,000 × 45.00%

= $450.00

On the stated maturity date, you would receive $450.00 per security. This example illustrates that you will be fully exposed to a decrease in the lowest performing Market Measure if the ending value of the lowest performing Market Measure on the final calculation day is less than its threshold value, even if the ending values of the other Market Measures have appreciated or have not declined below their respective threshold values.

PPS-23

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due October 5, 2028

The Russell 2000® Index

The Index measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the Index, see “Indices—The Russell Indices” in the accompanying underlying supplement.

Historical Information

We obtained the closing levels of the Index displayed in the graph below from Bloomberg Professional® service (“Bloomberg”) without independent verification. The historical performance of the Index should not be taken as an indication of the future performance of the Index. Future performance of the Index may differ significantly from historical performance, and no assurance can be given as to the closing levels of the Index during the term of the securities, including on any call date. We cannot give you assurance that the performance of the Index will not result in a loss on your initial investment.

The following graph sets forth daily closing levels of the Index for the period from January 1, 2019 to September 19, 2024. The closing level on September 19, 2024 was 2,252.705.

* The dotted line indicates a hypothetical threshold value of 63% of the closing level of the Index on September 19, 2024. The actual threshold value will be equal to 63% of the starting value of the Index.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PPS-24

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due October 5, 2028

The iShares® 20+ Year Treasury Bond ETF

All information contained in this pricing supplement regarding the Fund has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, iShares® Trust and BlackRock Fund Advisors (“BFA”). The Fund is an investment portfolio of iShares® Trust and is maintained and managed by BFA. BFA is currently the investment adviser to the Fund. The Fund is an exchange-traded fund that trades on The Nasdaq Stock Market under the ticker symbol “TLT.”

The Fund seeks to track the investment results, before fees and expenses, of an index composed of U.S. Treasury bonds with remaining maturities greater than twenty years, which is currently the ICE U.S. Treasury 20+ Year Bond Index (the “underlying index”). The underlying index measures the performance of public obligations of the U.S. Treasury that have a remaining maturity of greater than or equal to twenty years, have $300 million or more of outstanding face value (excluding amounts held by the Federal Reserve System) and are fixed-rate and denominated in U.S. dollars. For more information about the underlying index, see Annex A in this pricing supplement.

BFA uses a representative sampling indexing strategy to manage the Fund. “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to that of an applicable underlying index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market value and industry weightings), fundamental characteristics (such as return variability, duration, maturity or credit ratings and yield) and liquidity measures similar to those of an applicable underlying index. The Fund may or may not hold all of the securities in the underlying index.

The underlying index is a financial calculation, based on a grouping of financial instruments, and is not an investment product, while the Fund is an actual investment portfolio. The performance of the Fund and the underlying index may vary for a number of reasons, including transaction costs, non-U.S. currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the Fund’s portfolio and the underlying index resulting from the Fund’s use of representative sampling or from legal restrictions (such as diversification requirements) that apply to the Fund but not to the underlying index.

“Tracking error” is the divergence of the performance of the Fund’s portfolio from that of the underlying index. Because the Fund uses a representative sampling indexing strategy, it can be expected to have a larger tracking error than if it used a replication indexing strategy. “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the Fund. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov.

Historical Information

We obtained the closing prices of the Fund displayed in the graph below from Bloomberg without independent verification. The historical performance of the Fund should not be taken as an indication of the future performance of the Fund. Future performance of the Fund may differ significantly from historical performance, and no assurance can be given as to the closing prices of the Fund during the term of the securities, including on any call date. We cannot give you assurance that the performance of the Fund will not result in a loss on your initial investment. The closing prices below may have been adjusted to reflect certain actions, such as stock splits and reverse stock splits.

The following graph sets forth daily closing levels of the Fund for the period from January 1, 2019 to September 19, 2024. The closing price on September 19, 2024 was $99.26.

PPS-25

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due October 5, 2028

* The dotted line indicates a hypothetical threshold value of 63% of the closing level of the Fund on September 19, 2024. The actual threshold value will be equal to 63% of the starting value of the Fund.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PPS-26

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due October 5, 2028

Tax Considerations

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with respect to the Market Measures. Assuming this treatment is respected, if you are a U.S. holder, upon a sale or exchange of the securities (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the securities, which should equal the amount you paid to acquire the securities. This gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of the securities at the original issue price. The deductibility of capital losses is subject to limitations. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our representation that the securities do not have a “delta of one” within the meaning of the regulations, our special tax counsel believes that these regulations should not apply to the securities with regard to non-U.S. holders, and we have determined to treat the securities as not being subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the securities. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

Non-U.S. holders should also discuss with their tax advisors the estate tax consequences of investing in the securities.

PPS-27

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due October 5, 2028

Annex A

The ICE U.S. Treasury 20+ Year Bond Index

All information contained in this pricing supplement regarding the ICE U.S. Treasury 20+ Year Bond Index (the “Underlying Index”) is derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, ICE Data Indices, LLC or its affiliates (collectively “IDI”), a subsidiary of Intercontinental Exchange, Inc. IDI has no obligation to continue to publish, and may discontinue publication of, the Underlying Index.

The Underlying Index is a market-value weighted index that is designed to measure the performance of U.S. dollar-denominated, fixed-rate U.S. Treasury securities with a remaining maturity of greater than 20 years. The Underlying Index was launched on December 31, 2015. The Underlying Index is reported by Bloomberg L.P. under the ticker symbol “IDCOT20.”

Index Eligibility Criteria and Inclusion Rules

The Underlying Index consists of securities that meet the criteria listed below (the “Eligible Bond universe”). The basis of the Eligible Bond universe are those securities for which content is available daily, including evaluations and reference data, through ICE Data Pricing & Reference Data, LLC (“PRD”).

Maturity. Each security must have greater than twenty years remaining term to final maturity as of the rebalancing date.

 Size. Each security is required to have a minimum amount outstanding of U.S. $300 million, excluding amounts held by the Federal Reserve System Open Market Account (“SOMA”). Amounts outstanding of qualifying coupon securities are not reduced by any portions that have been stripped.

Coupon. The Eligible Bond universe includes only fixed-rate securities, excluding zero coupon Separate Trading of Registered Interest and Principal of Securities (“STRIPS”).

Currency. The Eligible Bond universe includes only securities with principal and interest denominated in U.S. dollars.

Bond Type. The Eligible Bond universe includes sovereign debt publicly issued by the U.S. government in its domestic market, excluding the following: inflation-linked securities, U.S. Treasury bills, original issue zero coupon securities, STRIPs, any government agency debt issued with or without a U.S. government guarantee and securities issued or marketed primarily to retail investors.

Index Maintenance

The Underlying Index is rebalanced monthly. Securities are required to meet the inclusion rules highlighted in the previous section to be considered for inclusion at the beginning of any given month. This includes the availability of evaluated pricing and reference data through PRD.

Rebalancing. The Underlying Index is rebalanced on the last calendar day of the month based on information available up to and including the third business day before the last business day of the month. No changes are made to constituents holdings other than on month end rebalancing dates.

Reinvestment of Cash Flows. Cash that has accrued intra-month from interest and principal payments by the securities included in the Underlying Index earns no reinvestment return during the month. Accumulated cash (from coupon and principal payments) is retained in the Underlying Index until month-end and then removed as part of rebalancing, such that the cash is reinvested pro rata across the Underlying Index.

New Issues. New issues must be auctioned on or before the calendar month end rebalancing date in order to qualify for inclusion in the coming month.

Index Policies

Timing and Pricing Source.

The Underlying Index’s level is calculated using 4:00 p.m. Eastern Standard Time using bid-side evaluations from PRD. These evaluations are based upon methodologies designed to reflect the market upon which the Underlying Index is based.

Calendar. The Underlying Index follows the SIFMA U.S. bond market holiday schedule. The Underlying Index’s level is calculated daily at the end of each day on which SIFMA declares the U.S. fixed income markets open. When the bond market closes early per the SIFMA schedule, the Underlying Index’s level may be calculated at a time in accordance with the recommended close. However, evaluated pricing from PRD must be available to calculate the Underlying Index’s level.

PPS-28

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the iShares® 20+ Year Treasury Bond ETF due October 5, 2028

Exceptional Market Conditions and Corrections. IDI retains the right to delay the publication of the level of the Underlying Index. Furthermore, IDI retains the right to suspend the publication of the level of the Underlying Index if it believes that circumstances prevent the proper calculation of the Underlying Index. If evaluated prices are not available, the Underlying Index will not be recalculated unless IDI decides otherwise. Reasonable efforts are made to ensure the correctness and validity of data used in index calculations. Where errors have occurred in the determination or calculation of the Underlying Index, the decision to make a restatement will be assessed on a case by case basis. Such decision will take account of the significance, impact; age; and scale of the error. Errors involving security reference data discovered after the rebalancing will typically not result in a restatement.

In the event that there is a market-wide event resulting in evaluated prices not being available, IDI will determine its approach on a case by case basis, taking into account information and notifications provided by PRD. Market-wide events include, but are not limited to, technological problems or failures, natural disaster or other business continuity planning-related event. IDI will communicate any issues with publication of the Underlying Index during the day through the regular client communication channels; in addition, IDI may also contact clients directly; post a notice on the IDI website; send a message via the market data portal; or use other such forms of communication.

Annual Rules Review. Potential rule changes are considered on an annual basis. An initial set of proposed changes under consideration is generally published in April. Investor clients are encouraged to comment on the proposals by way of an online survey. At the end of a commentary period, final decisions are announced, generally in July, and adopted changes, if any, are generally implemented at the September month-end rebalancing. IDI, at its sole discretion, reserves the right to issue rule changes apart from this annual cycle.

Expert Judgment. “Expert Judgment” refers to the exercise of discretion by IDI with respect to the use of data in determining the Underlying Index. Expert Judgment includes extrapolating values from prior or related transactions, adjusting values for factors that might influence the quality of data such as market events or impairment of a buyer or seller’s credit quality, or weighting firm bids or offers greater than a particular concluded transaction.

While IDI mostly relies on input data obtained from its sources, on certain occasions, where decisions relating to the pricing of the Underlying Index are required to maintain the integrity of the values and ensure that the Underlying Index continues to operate in line with the methodology, IDI may apply Expert Judgment. Where it is required in the determination of the Underlying Index, it may only be applied by suitably experienced and qualified staff members on the IDI team. Using their expertise and knowledge, and the information available to them, they will make an assessment of what input data or security evaluation would be most appropriate to use to correctly reflect the Underlying Index objective.

Ultimately any exercise of Expert Judgment is overseen by the governance committee of IDI, which ensures that the published methodologies have been followed.

PPS-29